Exhibit (h)(15)

MASTER AGREEMENT

For

DST FAN MAIL® SERVICES

TA2000

AGREEMENT (this “Agreement”) made as of May 1, 2010 (the “Effective Date”) by and between DST Systems, Inc., a Delaware corporation (“DST”) and BofA Funds Series Trust, a Delaware statutory trust (“Customer”), on behalf of itself and each of its series. DST and Customer are together referred to herein as the “Parties” and individually as a “Party”.

WHEREAS, DST is a provider of transfer agency, shareholder record keeping and related services to the financial services industry; and

WHEREAS, Customer is a registered management investment company and desires to utilize the various FAN Mail Services made available by DST from time to time pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

ARTICLE I

DEFINITIONS

The following definitions shall apply to this Agreement. Additional terms may be defined in this Agreement and in the exhibits which describe the FAN Mail Services to be provided by DST for Customer.

•         “Distribution Support Services Web Site” shall mean the collection of electronic documents or pages residing on the DST controlled World Wide Web address (currently, https://www.dstdss.com), linked to the Internet and accessible by hypertext link through the World Wide Web, which Customer may access to view information about Recipients and approve/deny access requests by Recipients.

•         “DST Web Site” shall mean the collection of electronic documents or pages residing on DST’s computer system, linked to the Internet and accessible by hypertext link through the World Wide Web, where the data fields and related screens provided by DST may be viewed by Recipients who access such site.

•         “FAN Mail®” shall mean the DST-designed, developed and instituted system known as “Financial Adviser Network Mail™” or “FAN Mail,” which enables DST to make data from DST’s TA2000® mutual fund recordkeeping systems and data provided to DST, in the format specified by DST, from other mutual fund recordkeeping systems or recordkeeping systems maintained by third parties for other financial Products, available through the Internet to authorized Recipients.

•         “FAN Mail Services” shall mean the services provided by DST utilizing FAN Mail, the Distribution Support Services Web Site, the Internet, and other systems provided by DST and telecommunications carriers, as described in the Service Exhibits which are attached to this Agreement from time to time.

•         “Financial Products” shall near, the series (mutual funds) of Customer and “Financial Product Units” shall mean the shares of a Financial Product held by a record owner.

•         “Person” shall mean an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

•         “Recipient(s)” shall mean the Persons described herein to whom data is made available utilizing FAN Mail Services, including specified authorized agents of record owners of Financial Product Units, including registered financial advisers, financial planners and other financial intermediaries.

•         “Security Procedures” shall mean the procedures, which may include the use of encryption technology, implemented for purposes of protecting the integrity, confidentiality or secrecy of, and the unauthorized interception, corruption, use of, or access to, any data or information made available via FAN Mail Services.

ARTICLE II

USE OF FAN MAIL SERVICES BY CUSTOMER

Section 2.1 Selection of FAN Mail Services. DST will perform, and Customer has selected, the FAN Mail Services described on the Service Exhibits attached to this Agreement. New Service Exhibits describing additional FAN Mail Services may be added to this Agreement from time to time by mutual written agreement of DST and Customer, and such additional FAN Mail Services shall be subject to the terms of this Agreement.

Section 2.2 DST Responsibilities. During the Term and subject to the provisions of this Agreement, DST shall, at its expense (unless otherwise provided for herein or in a Service Exhibit) perform the FAN Mail Services as described in each Service Exhibit, including provision of all computers, telecommunications equipment and other equipment reasonably necessary at its facilities to provide the FAN Mail Services.

Section 2.3 Delivery Methods. The delivery method for FAN Mail Services shall be specified in the applicable Service Exhibits. DST may at any time change the method of delivery or develop an internal delivery system.

Section 2.4 Customer Responsibilities. Customer shall at its expense (unless otherwise provided for herein) fulfill the Customer obligations, if any, set forth in each Service Exhibit to this Agreement.

Section 2.5 Scope of DST Obligations. DST shall at all times use reasonable commercial efforts in performing FAN Mail Services under this Agreement. In the absence of breach of its duties under this Agreement, DST shall not be liable for any loss or damage suffered in connection with the use of FAN Mail Services. With respect to all instructions given to DST by Customer, DST shall be presumed to have fulfilled its obligations if it has acted in accordance with the instructions provided by Customer. With respect to any claims for losses, damages, costs or expenses which may arise directly or indirectly from Security Procedures which DST has implemented or omitted, DST shall be presumed to have fulfilled its obligations if it has followed, in all material respects, at least those Security Procedures described in the Security Procedures attachment to each Service Exhibit to this Agreement. DST may, but shall not be required to, modify such Security Procedures from time to time to the extent it believes, in good faith, that such modifications will not diminish the security of FAN Mail Services. All data and information made available via FAN Mail Services are for informational purposes only, and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of Customer. Customer acknowledges and agrees that its Recipients are responsible for verifying the accuracy and receipt of all data or information made available via FAN Mail Services. Customer is responsible for advising its Recipients of their responsibility for promptly notifying the appropriate transfer agent of any errors or inaccuracies relating to Financial Product Unit holder data or other information made available via FAN Mail Services.

ARTICLE III

FEES

Section 3.1 Fees for FAN Mail Services. As consideration for the performance by DST of the FAN Mail Services, Customer will pay Boston Financial Data Services, Inc. (“BFDS”) fees for such FAN Mail Services set forth in Schedule B of the Transfer, Dividend Disbursing and Shareholders’ Servicing Agent Agreement between the Trust and BFDS (the “Transfer Agency Agreement”), and such fees are incorporated into this Agreement.

Section 3.2 Invoicing; Fee Increases. At any time after the initial twelve (12) months of the Term, DST may change any of the fees and charges provided for in this Article III upon thirty (30) days written notice to Customer. All fees and charges shall be billed by DST monthly and paid within thirty (30) days of receipt of DST’s invoice. Amounts billed but not paid on a timely basis and not being disputed by Customer in good faith shall accrue late fee charges equal to the lesser of one and one-half percent (1 1/2%) per month or the maximum rate of interest permitted by law, whichever is less, until paid in full. Customer shall be responsible for and DST shall be entitled to recover the costs of collecting unpaid fees and charges, including without limitation reasonable attorneys’ fees.

ARTICLE IV

PROPRIETARY RIGHTS

Customer acknowledges and agrees that it obtains no rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks utilized by DST to provide FAN Mail Services, all of which are owned by or licensed to DST. If DST provides software to Customer pursuant to this Agreement, it shall be used by Customer only during the term of this Agreement and only in accordance with the provisions of this Agreement to provide connectivity to and through DST, and shall not be used by Customer to provide connectivity to or through any other system or Person. Any software, interfaces and interface formats and protocols developed by DST shall not be used to connect Customer to any transfer agency system or any other Person or otherwise used by Customer for any purpose other than utilizing FAN Mail Services in accordance with this Agreement, without DST’s prior written approval. Customer shall not copy, decompile or reverse engineer any software provided to Customer by DST. Customer also agrees not to take any action which would mask, delete or otherwise alter any DST on-screen disclaimers and copyright, trademark and service mark notifications provided by DST from time to time, or any “point and click” features relating to Recipient acknowledgment and acceptance of such disclaimers and notifications.

ARTICLE V

TERM AND TERMINATION

Section 5.1 Term. Unless terminated earlier as provided in this Article V, this Agreement shall be effective as of the Effective Date and shall continue in force and effect until the expiration or termination of the last Service Exhibit between DST and Customer then in effect (the “Term”).

Section 5.2 Termination. Throughout the Term, either Party shall have the right to terminate this Agreement, including all Service Exhibits then in effect, on written notice to the other Party of the other Party’s material breach of this Agreement and such Party’s failure to cure such breach within thirty (30) days. In addition, Customer may terminate this Agreement without penalty upon thirty (30) days written notice in the event DST provides notice of a fee increase under Article III.

Section 5.3 Effect of Termination. In the event of a termination under the provisions of this Article V, the Parties will have no continuing obligations to one another other than the obligation to return to one another the confidential or proprietary materials of the other in their possession.

ARTICLE VI

INDEMNIFICATION; LIABILITY LIMITATIONS

Section 6.1 No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, THE FAN MAIL SERVICES AND ALL SYSTEMS DESCRIBED IN THIS AGREEMENT AND ITS EXHIBITS ARE PROVIDED “AS-IS,” ON AN “AS AVAILABLE” BASIS, AND DST HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING SERVICES PROVIDED BY DST HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

Section 6.2 Limitation of Liability. Under no circumstances shall DST be liable for indirect, incidental, consequential, special, exemplary or punitive damages (even if DST has been advised of or has foreseen the possibility of such damages), arising from the use or inability to use any of the FAN Mail Services, or under any provision of this Agreement, such as, but not limited to, loss of revenue or anticipated profits or lost business. Without limiting any of the foregoing terms of this Section, DST’s liability in connection with the performance of FAN Mail Services under the terms of this Agreement, or under any theory of law, tort or otherwise, shall not exceed the aggregate fees actually received by BFDS pursuant to Article III during the most recent twelve (12) months of this Agreement with respect to the FAN Mail Services. The parties acknowledge and agree that fees for the FAN Mail Services to be provided hereunder are reflected in the fees included Schedule B of the Transfer Agency Agreement and are not separately stated. As a result, DST’s liability with respect to the FAN Mail Services will be limited to the fees Customer would have paid during the most recent twelve (12) months of this Agreement under DST’s then current standard rates for such FAN Mail Services. In the event that a claim giving rise to liability by DST occurs prior to the completion of the first twelve (12) months of this Agreement, the aggregate limit on DST’s liability shall be calculated by adding: (1) the amounts actually paid for such period by the Trust to BFDS as fees and charges for FAN MAIL Services, but not including reimbursable expenses; and (2) an amount equal to (x) an average monthly fee (determined based on the actual fees received and number of months that have passed as of the calculation date) multiplied by (y) the number of months remaining to reach twelve (12) months.

Section 6.3 Indemnity. Customer acknowledges that, if authorized by Customer, DST will make Customer’s data available to Recipients and other third parties over the Internet. Customer acknowledges and agrees that DST has no control over, and no responsibility for, the authorized or unauthorized disclosure, dissemination, alteration or use of data by such Recipients or such other third parties or by any other party that may obtain access to the data through the Internet or from such Recipients or other third parties or in any other manner. Customer hereby indemnifies and holds DST harmless from, and shall defend it against any and all claims, demands, costs, expenses and other liabilities, including reasonable attorneys’ fees, arising in connection with the use of, or inability to use, the FAN Mail Services by any Recipient, except to the extent such liabilities result directly from the failure by DST to perform its obligations under this Agreement or from the negligence or intentional misconduct of DST in performance of its obligations under this Agreement.

ARTICLE VII

CONFIDENTIALITY

Section 7.1 DST Confidential Information. Customer acknowledges and agrees that the terms and conditions of this Agreement, FAN Mail (including by way of example and without limitation all Security Procedures, processes, algorithms, designs, techniques, code, screen and data formats, interface formats and protocols, and structures contained or included therein) and other information obtained by them concerning the other software, software applications, equipment configurations, and business of DST (the “DST Confidential Information”) is confidential and proprietary to DST. Customer further agrees to use the DST Confidential Information only as permitted by this Agreement, to maintain the confidentiality of the DST Confidential Information and not to disclose the DST Confidential Information, or any part thereof, to any other person, firm or corporation. Customer acknowledges that disclosure of the DST Confidential Information may give rise to an irreparable injury to DST inadequately compensate in damages. Accordingly, Customer agrees that DST may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available. Customer consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, Customer’s ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

Section 7.2 Customer Confidential Information. DST acknowledges and agrees that the terms and conditions of this Agreement, any information obtained by DST concerning the software and software applications (including by way of example and without limitation all data in the Files and algorithms, designs, techniques code, screen and data formats and structures contained or included therein), equipment configurations, personal information regarding the customers and consumers of Customer and business of

Customer (the “Customer Confidential Information”) is confidential and proprietary to Customer. DST hereby agrees to use the Customer Confidential Information only as permitted by this Agreement, to maintain the confidentiality of the Customer Confidential Information and not to disclose the Customer Confidential Information, or any part thereof, to any other person, firm or corporation. DST shall notify Customer promptly of any request for any Customer Confidential Information that it receives in any judicial or regulatory inquiry, investigation or proceeding so that Customer may determine what actions to take in response thereto. DST acknowledges that disclosure of the Customer Confidential Information may give rise to an irreparable injury to Customer inadequately compensable in damages. Accordingly, DST agrees that Customer may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available. DST consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, DST’s ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

Section 7.3 Consumer Privacy. Customer and DST shall each comply with all applicable laws, rules and regulations relating to privacy, confidentiality, security, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach-Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder.

Section 7.4 Limitations; Survival. The provisions of this Article VII shall not apply to any information if and to the extent it was (i) independently developed by the receiving Party as evidenced by documentation in such Party’s possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving Party or (iv) known to the receiving Party free of restriction at the time of such disclosure. The Parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the Parties shall forthwith return to one another all written materials and computer software which are the property of the other Party. All of the undertakings and obligations relating to confidentiality and nondisclosure in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years, except with respect to any non-public personal information as defined under federal and state privacy laws, for which information the undertakings and obligations relating to confidentiality and nondisclosure in this Agreement shall survive the termination or expiration of this Agreement for the period of time required by such applicable law.

ARTICLE VIII

FORCE MAJEURE

Customer acknowledges that the Internet is not a secure or reliable environment, and that the ability of DST to deliver FAN Mail Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties. DST shall not be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays or failures are due to circumstances beyond its reasonable control, including acts of God, strikes, riots, terrorist acts, acts of war, power failures, functions or malfunctions of the Internet, telecommunications services, firewalls, encryption systems and security devices, or governmental regulations imposed after the date of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Governing Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the state of Missouri, without reference to the conflict of laws provisions thereof.

Section 9.2 Captions. Captions used herein are for convenience of reference only, and shall not be used in the construction or interpretation hereof.

Section 9.3 Parties’ Independent Contractors. The Parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them, and none of them shall have any rights hereunder or right to enforce the terms hereof.

Section 9.4 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby unless either of the Parties shall, in its reasonable determination, conclude that it shall be materially prejudiced by such holding of invalidity, illegality or unenforceability, in which case such Party may terminate this Agreement by thirty (30) days written notice to the other.

Section 9.5 No Waiver. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented. Any consent by any Party to, or waiver of, a breach by the other, whether express or implied, shall not constitute consent to, waiver of, or excuse for any other different or subsequent breach.

Section 9.6 Assignment. Neither this Agreement nor all or any of the rights and obligations of either Party hereunder shall be assigned, whether by agreement or by operation of law to any Person other than an affiliate of the assigning Party, without the prior written consent of the other Party, and any attempt to do so shall be void. No such permitted assignment shall relieve the assigning Party of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the respective successors, permitted assigns and legal representatives of the Parties hereto.

Section 9.7 Notices. All notices, requests or communications required hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery, if delivered personally against written receipt, (ii) three (3) days after posting by certified mail, postage prepaid, return receipt requested, (iii) upon confirmed receipt, if delivered by telecopier or (iv) the next day if delivered by a recognized overnight commercial courier, such as Federal Express or UPS, addressed in each instance to the Parties at the addresses set forth below (or at such other addresses as shall be given by either of the Parties to the other in accordance with this Section 9.7):

If to DST:

DST Systems, Inc.

1055 Broadway, Tenth Floor

Kansas City, Missouri 64105

Attn: FAN Mail Services

Facsimile No.: (816)435-3777

With a copy to:

DST Systems, Inc.

333 W. 11th St., 5th Fl.

Kansas City, Missouri 64105

Attn: Legal Department

Facsimile No.: 816-435-8630

If to Customer:

BofA Funds Series Trust

100 Federal Street

Boston, MA 02110

Attn: Chief Financial Officer

Facsimile No.: 617.790.1232

Section 9.8 Counterparts; Entire Agreement. This Agreement may be executed in counterparts, all of which together shall be deemed one and the same Agreement. This Agreement and its Exhibits together constitute the complete understanding and agreement of the Parties with respect to the subject matter hereof, and supersede all prior communications, including any agreement for FAN Mail services entered into prior to the Effective Date of this Agreement, with respect thereto. They may not be modified, amended or in any way altered, except in a writing signed by both Parties. No agent of any Party hereto is authorized to make any representation, promise or warranty inconsistent with the terms hereof.

IN WITNESS WHEREOF, the Parties hereto have set their hands by their authorized representatives as of the Effective Date.

BOFA FUNDS SERIES TRUST		DST SYSTEMS, INC.

By	/s/ Jeffrey R. Coleman	By	/s/ Kyle M. Mallot
	Name: Jeffrey R. Coleman		Name: Kyle M. Mallot
	Title: Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer		Title: Vice President

SERVICE EXHIBIT

BASIC FAN MAIL SERVICES - TA2000

1.	Basic FAN Mail Services. Customer has requested, and DST will provide, for the Term set forth on the signature page of this Service Exhibit, Basic FAN Mail Services as one of the FAN Mail Services pursuant to the terms of the Master Agreement for DST FAN Mail Services (the “Agreement”) between Customer and DST.

2.	DST Responsibilities. In connection with its performance of Basic FAN Mail Services, DST shall:

(a)	Receive data (“Files”) from Customer or extract Files from TA2000 as instructed by Customer, address the Files to Recipients who have been designated by Customer to receive the Files and who have completed the enrollment process for Basic FAN Mail Services described below, and make the Files available to such Recipients. Files will be made available through the Internet via hypertext link to the DST Web Site. DST shall provide each Recipient utilizing the Internet with a recipient ID (the “Recipient ID”) and a password (the “Password”) in accordance with the then current Recipient Enrollment and Authorization Procedures and shall permit access to the file(s) associated with a given Recipient ID and Password whenever the appropriate Recipient ID and Password is received at the DST Web Site. Each Recipient is responsible for accessing and retrieving such Recipient’s Files.

(b)	Make available to Recipients the Files set forth on the File and Usage Fee Schedule attached to this Service Exhibit. DST may, from time to time, and upon notice to Customer, add and/or delete Files from the File and Usage Fee Schedule.

(c)	Perform the following administrative functions: maintain a data base which contains the Recipient’s name, address, electronic mailing address, forty-five (45) day history of Files made available and list of Recipients by dealer/adviser number; provide billing to Customer; provide daily reports to Customer; reasonably assist Customer and Recipients to establish FAN Mail links; monitor transmissions and provide ongoing technical support for FAN Mail; and maintain a Website facilitating enrollment for Recipients of Customer’s Files.

(d)	Establish links between Customer, the DST Web Site and the Distribution Support Services Web Site, provide telephone support to Customer and Recipients respecting use of FAN Mail, use reasonable efforts to resolve problems, and establish and maintain the DST Web Site so it is available.

(e)	Perform all other DST obligations as set forth in the Agreement.

3.	Customer and Recipient Responsibilities. During the Term and subject to the provisions of this Agreement, Customer shall at its expense (unless otherwise provided for herein) fulfill Customer obligations as follows:

(a)	Customer. Customer must:

(i)	Comply with all Recipient Enrollment and Authorization Procedures described in the Basic FAN Mail Services Security Procedures attached as part of this Exhibit;

(ii)	Transmit Files daily from Financial Product recordkeeping systems maintained by third parties to DST in formats specified from time to time by DST, if applicable. For Files to be extracted from TA2000, by execution of this Service Exhibit Customer hereby consents, and instructs DST to extract Files from TA2000 for Recipients who have been designated by Customer to receive the Files;

(iii)	Perform all other Customer obligations as set forth in the Agreement.

1

(b)	Recipient. As a condition of a Recipient’s access to Files. Customer acknowledges that each Recipient must:

(i)	Obtain and pay for connectivity to the Internet or delivery protocol;

(ii)	Have the proper equipment and software to enable the Recipients to access the DST Web Site and download the Files therein and obtain all related maintenance, including support in the event of download problems; and

(iii)	Comply with all Recipient Enrollment and Authorization Procedures described in the Basic FAN Mail Services Security Procedures attached as part of this Exhibit.

Customer agrees that DST shall not be required to provide Files to any Recipient who fails to comply with the foregoing.

4.	Fees for Basic FAN Mail Services. As consideration for the performance by DST of the Basic FAN Mail Services, Customer shall pay to BFDS fees for such FAN Mail Services set forth in Schedule B of the Transfer Agency Agreement, and such fees are incorporated into this Agreement.

2

BASIC FAN MAIL SERVICES

Security Procedures

1.	Encryption

All Files provided by Customer will be encrypted using a PKI-encryption technology.

Files will be stored (i.e., the Recipient is not actively downloading the data) using 256-bit AES (Advanced Encryption Standard) encryption.

Between the Recipient and the DST Web site or the Distribution Support Services Web Site, the Files will be encrypted using Secure Sockets Layer (“SSL”). The purpose of using SSL is to encrypt data transmissions through the DST Web Site and the Distribution Support Services Web Site and not allow access through the DST Web Site or the Distribution Support Services Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the DST Web Site and the Distribution Support Services Web Site is 128-bit encryption.

2.	Network Access Control

A device referred to as a “firewall” is located between the Internet and the DST Web Site. The purpose of the firewall is to control connectivity to the DST Web Site at the port level. This equipment is located and administered at DST’s Winchester data center. Changes to the systems residing on this computer are submitted through the DST change control process. DST is advised by its current firewall provider that this equipment will not interrogate data, and that its only function is to limit the type of traffic accessing the DST Web Site. Ports on the firewall are configured to be consistent with ports at the DST Web Site.

All services and functions within the DST Web Site are deactivated with the exception of services and functions which support the transfer of files. All ports on the DST Web Site are disabled, except those ports required to transfer files. All “listeners” are deactivated. Directory structures are “hidden” from the user. Services which provide directory information are also deactivated.

3.	Limitation of DST Access

Access of DST personnel to the DST Web Site and the Distribution Support Services Web Site and the FAN Mail application servers is restricted within DST to a limited number of employees based upon DST system administration requirements, as determined by appropriate DST systems managers from time to time.

4.	Right to Audit

Customer may audit, at its expense, the DST Web Site and the Distribution Support Services Web Site once in each 12 month period and any associated systems or networks after providing reasonable notice to DST. The audit may include review of configurations, audit trails, and maintenance of systems and software associated with the DST Web Site and the Distribution Support Services Web Site. Tools which may be used for the audit may include network security tools; provided that DST may specify the time at which any tool is used, if DST reasonably believes that such tool may affect system performance. The audit will be coordinated through the DST Internal Audit Office and DST will be entitled to observe all audit activity. Customer will not perform any action that may interfere with the uptime or stability of DST’s systems or networks. Subject to the foregoing, Customer may perform any audit activity which is technically possible for a user of the public Internet. In particular, Customer and its review team will be considered authorized users and DST will not seek prosecution under any computer crime or other applicable statutes for such activity.

3

5.a.	ID/Password Requirements - Recipient

DST will establish a single Recipient ID and Password for each Recipient and will permit access to the Files residing on the DST Web Site associated with the given Recipient ID and Password without further inquiry. Each Recipient’s Password will be encrypted.

5.b.	ID/Password Requirements - Customer Point of Contact

DST will establish a single Operator ID and Password for use by the Customer point of contact to access the Distribution Support Services Web Site.

Required - The Operator ID shall have access as determined by the Customer. Access will be specific to the management company associated with the Customer. This may include the following access levels, at Customer’s option, inquiry only access (Customer point of contact may only view information related to Recipients) or update access (Customer point of contact may update profiles related to Recipients, including, but not limited to, changing, adding and deleting Recipient information) DST shall store the Operator ID and associated access levels. Any personnel changes or access changes affecting the Customer point of contact must be communicated to DST promptly.

Required - Password is used in conjunction with Operator ID to access the Distribution Support Services Web Site, which consequently provides access to any Recipient information (profile, firm, address, authorization information, etc.)

4

RECIPIENT ENROLLMENT AND AUTHORIZATION PROCEDURES

FOR

BASIC FAN MAIL SERVICES

The following Enrollment and Authorization Procedures, which may be modified by DST from time to time, are also part of the Security Procedures applicable to the Basic FAN Mail Services:

1.	Enrollment.

(a) New Recipients. Each Recipient is required to complete an online enrollment found at http://www.dstfanmail.com and electronically submit to DST the information called for in the enrollment process. In order to complete the enrollment process, the Recipient must verify Recipient’s agreement to DST’s Terms and Conditions for access to FAN Mail Services by clicking an “I Agree” button. The Recipient must identify the broker/dealer with which the Recipient is associated. If DST does not already have a hard copy blanket Broker/Dealer Authorization Letter completed and on file for the identified broker/dealer, the Recipient must submit a hard copy Broker/Dealer Authorization Letter signed by the broker/dealer. DST will not be required to verify that the person who clicks agreement to the Terms and Conditions or that the person who signs the Broker/Dealer Authorization Letter is legally authorized to do so and DST shall be entitled to rely conclusively upon such agreement keystroke or signature without further duty to inquire. The Recipient must also provide all information requested concerning the Recipient’s practice and which financial products the Recipient wishes to access. A Recipient ID and Password are established immediately upon completion of the enrollment process.

(b) Currently Enrolled Recipients. Recipients who are currently enrolled and authorized by Customer to receive Files for Basic FAN Mail Services at the time of execution of this Service Exhibit under any prior FAN Mail Agreement shall not be required to re-enroll and Customer agrees that authorization shall be deemed to be given as to such Recipients until Customer notifies DST otherwise.

2.	Customer Authorization.

Upon DST’s receipt of enrollment instructions from the Recipient, DST will make available an Authorization Request to Customer (point of contact) through the Distribution Support Services Web Site.

Through the Distribution Support Services Web Site, the Customers point of contact is solely responsible for authorizing or denying each Recipient request for access to the product. When authorizing requests, security criteria must be verified by Customer. This includes verifying that each field authorized in the security criteria accurately represents the dealer/branch/representative, tax ID, or cumulative discount information or any additional data extract criteria requested that appears on the master of the Recipient’s clients’ accounts. 100% of the Recipient’s accounts should reflect the authorized criteria.

Customer assumes all responsibility for verifying and approving the security level of each new Recipient authorization request. DST shall not be required to verify that the person who processes the Authorization Request is legally authorized to do so on behalf of Customer and DST shall be entitled to rely conclusively upon such approval/denial without further duty to inquire. No Files will be made available until the request is authorized by Customer.

3.	Data Availability Notification.

When Customer approves an authorization request, the Recipient’s ID is updated for the authorized security and an e-mail is sent to the Recipient notifying him/her that data is available for retrieval.

[1]

Does not include optional records for specific File types, as requested by Customer as part of implementation of the FAN Mail Services. Files for certain financial products (e.g., Variable Universal Life Contracts) may require additional header and trailer records.

1

All other terms and conditions shall be governed by the Agreement into which this Service Exhibit is incorporated.

CUSTOMER:

BOFA FUNDS SERIES TRUST		DST SYSTEMS, INC.

By:	/s/ Jeffrey R. Coleman	By:	/s/ Kyle M. Mallot
Name:	Jeffrey R. Coleman	Name:	Kyle M. Mallot
Title:	Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer	Title:	Vice President

Exhibit Term:

May 1, 2010 through April 30, 2015.

At the end of the initial Exhibit Term above (the “Initial Exhibit Term”), this Service Exhibit shall automatically renew for additional, successive twelve (12)-month terms (each, a “Renewal Exhibit Term”) unless terminated by either Party by written notice to the other at least sixty (60) days prior to the end of the Initial Exhibit Term or any Renewal Exhibit Term, in which case the effective date of such termination notice shall be the end of the relevant Initial Exhibit Term or Renewal Exhibit Term. The Initial Exhibit Term and any Renewal Exhibit Term(s) are referred to herein as the Exhibit Term. Nothing in this paragraph shall alter or affect either Party’s ability to terminate the Agreement and this Service Exhibit as set forth in Article V of the Agreement.

2

SERVICE EXHIBIT

INTERNET DEALER COMMISSIONS - TA2000

1.	Internet Dealer Commissions. Customer has requested, and DST will provide, for the Term set forth on the signature page of this Service Exhibit, Internet Dealer Commissions as one of the FAN Mail Services pursuant to the terms of the Master Agreement for DST FAN Mail Services {the “Agreement”) between Customer and DST. DST will use the Internet Dealer Commissions to make commission data available to Broker/Dealers authorized by Customer. Each Broker/Dealer authorized by Customer will have the ability to retrieve commission data relating to the investment companies managed by Customer from the DST Web Site.

2.	Definitions. For purposes of this Exhibit, the following additional definition shall apply (in addition to all other defined terms in the Agreement):

•	“Commission Data” shall mean front-end load, advanced, and 12b-1 dealer compensation information relating to the investment companies managed by Customer.

3.	DST Responsibilities. In connection with services utilizing the Internet Dealer Commissions, DST shall:

(a)	Extract Commission Data as files (“Files”) from TA2000 as instructed by Customer, address the Files to Broker/Dealers who have been designated by Customer to receive the Files and who have completed the enrollment process for the Internet Dealer Commissions as described below and make the Files available to such Broker/Dealers. All files will be made available only through the Internet via the DST Web Site. DST shall provide each Recipient utilizing the Internet with a recipient ID (the “Recipient ID”) and a password (the “Password”) and shall permit access to the Commission Data associated with a given Recipient ID and Password whenever the appropriate Recipient ID and Password is received at the DST Web Site. Each Recipient is responsible for accessing and retrieving such Recipient’s Files.

(b)	Perform the following administrative functions necessary to establish the link between the Files and the Broker/Dealer’s Internet directory: facilitate enrollment for Broker/Dealers requesting Customer’s Commission Data; maintain a data base which contains the Broker/Dealer’s name, address, electronic mailing address, and forty five (45) day history of Commission Data made available through the DST Web Site; provide billing to Customer; provide reports to Customer; reasonably assist Customer and Broker/Dealers to establish Internet links; monitor transmissions; and provide ongoing technical support for the Internet Dealer Commissions services.

(c)	Establish Internet links between the TA2000 system and the DST Web Site; provide telephone support to Customer and Broker/Dealers respecting use of the Internet Dealer Commissions; use reasonable efforts to resolve problems; and establish and maintain the DST Web Site so it is available for contact by Broker/Dealers.

(d)	Perform ail other DST obligations as set forth in the Agreement.

4.	Customer and Broker/Dealer Responsibilities. During the Term and subject to the provisions of this Agreement, Customer shall at its expense (unless otherwise provided for herein) fulfill Customer obligations as follows:

(a)	Customer. Customer must:

(i)	Comply with all Recipient Enrollment and Authorization Procedures described in the Internet Dealer Commissions Security Procedures attached as a part of this Exhibit;

(ii)	Instruct DST to make Commission Data from TA2000 available to Broker/Dealers who have been designated by Customer to receive the Files.

1

(iii)	Perform all other Customer obligations as set forth in the Agreement.

(b) Broker/Dealer. As a condition of a Broker/Dealer’s access to Files, Customer acknowledges that each Broker/Dealer must:

(i)	Obtain and pay for connectivity to the Internet or delivery protocol; and

(ii)	Have the proper equipment and software to enable the Broker/Dealer to access the Files therein and obtain all related maintenance, including support in the event of download problems; and

(iii)	Comply with all Recipient Enrollment and Authorization Procedures described in the Security Procedures attached as part of this Exhibit.

Customer agrees that DST shall not be required to provide Files to any Broker/Dealer who fails to comply with the foregoing.

5.	Fees for Internet Dealer Commissions. As consideration for the performance by DST of the Basic FAN Mail Services, Customer shall pay to BFDS fees for such Services set forth in Schedule B of the Transfer Agency Agreement, and such fees are incorporated into this Agreement.

2

INTERNET DEALER COMMISSIONS

Security Procedures

1.	Encryption

Files will be stored (i.e., the Recipient is not actively downloading the data) using 256-bit AES (Advanced Encryption Standard) encryption.

Between the Recipient and the DST Web site or the Distribution Support Services Web Site, the Files will be encrypted using Secure Sockets Layer (“SSL”). The purpose of using SSL is to encrypt data transmissions through the DST Web Site and the Distribution Support Services Web Site and not allow access through the DST Web Site or the Distribution Support Services Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the DST Web Site and the Distribution Support Services Web Site is 128-bit encryption.

2.	Network Access Control

A device referred to as a “firewall” is located between the Internet and the DST Web Site. The purpose of the firewall is to control connectivity to the DST Web Site at the port level. This equipment is located and administered at DST’s Winchester data center. Changes to the systems residing on this computer are submitted through the DST change control process. DST is advised by its current firewall provider that this equipment will not interrogate data, and that its only function is to limit the type of traffic accessing the DST Web Site. Ports on the firewall are configured to be consistent with ports at the DST Web Site.

All services and functions within the DST Web Site are deactivated with the exception of services and functions which support the transfer of files. All ports on the DST Web Site are disabled, except those ports required to transfer files. All “listeners” are deactivated. Directory structures are “hidden” from the user. Services which provide directory information are also deactivated.

3.	Limitation of DST Access

Access of DST personnel to the DST Web Site and the Internet Dealer Commissions application servers is restricted within DST to a limited number of employees based upon DST system administration requirements, as determined by appropriate DST systems managers from time to time.

4.	ID/Password Requirements

DST will establish a single Recipient ID and Password for each Recipient and will permit access to the Files residing on the DST Web Site associated with the given Recipient ID and Password without further inquiry. Each Recipient’s Password will be encrypted.

3

RECIPIENT ENROLLMENT AND AUTHORIZATION PROCEDURES

FOR

INTERNET DEALER COMMISSIONS

The following Enrollment and Authorization Procedures, which may be modified by DST from time to time, are also part of the Security Procedures applicable to the Internet Dealer Commissions.

1.	Enrollment.

Each Broker/Dealer is required to complete an Enrollment Packet, including an Enrollment Form and Conditions Letter, which is available by contacting the DST Internet Dealer Commissions Support Group via email at commissions@dstsystems.com. Broker/Dealers may complete the enrollment process by submitting to DST, via regular mail, electronic mail or fax, the information called for in the Enrollment Packet about their firm and the Funds they wish to access. The Conditions Letter must be returned, signed in writing, in hard copy. DST shall not be required to verify that the person accepting the terms of the Conditions Letter is legally authorized to do so and DST shall be entitled to rely conclusively upon such signature without further duty to inquire.

2.	Customer Authorization.

Upon DST’s receipt of enrollment instructions from the Broker/Dealer, DST will forward (in writing, or electronically, as elected by Customer) an Authorization Request Form to an employee of Customer (point of contact) designated by Customer. The Authorization Request Form will identify the security criteria.

Customer’s point of contact is solely responsible for authorizing or denying each Broker/Dealer request for access to the product by reviewing, signing (or electronically accepting, if the form is electronic) and returning the Authorization Request Form to DST. When authorizing requests, security criteria must be verified by Customer. 100% of the Broker/Dealer’s accounts should reflect the authorized criteria.

Customer assumes all responsibility for verifying and approving the security of each new Broker/Dealer authorization request. DST shall not be required to verify that the person who signs the Authorization Request Form on behalf of Customer is legally authorized to do so and DST shall be entitled to rely conclusively upon such signature without further duty to inquire. No Commission Data will be made available until the request is authorized by Customer.

4

All other terms and conditions shall be governed by the Agreement into which this Service Exhibit is incorporated.

CUSTOMER:

BOFA FUNDS SERIES TRUST		DST SYSTEMS, INC.

By:	/s/ Jeffrey R. Coleman	By:	/s/ Kyle M. Mallot

Name:	Jeffrey R. Coleman	Name:	Kyle M. Mallot
Title:	Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer	Title:	Vice President

Exhibit Term:

May 1,2010 through April 30, 2015.

At the end of the initial Exhibit Term above (the “Initial Exhibit Term”), this Service Exhibit shall automatically renew for additional, successive twelve (12)-month terms (each, a “Renewal Exhibit Term”) unless terminated by either Party by written notice to the other at least sixty (60) days prior to the end of the Initial Exhibit Term or any Renewal Exhibit Term, in which case the effective date of such termination notice shall be the end of the relevant Initial Exhibit Term or Renewal Exhibit Term. The Initial Exhibit Term and any Renewal Exhibit Term(s) are referred to herein as the Exhibit Term. Nothing in this paragraph shall alter or affect either Party’s ability to terminate the Agreement and this Service Exhibit as set forth in Article V of the Agreement.

5